UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 17, 2011

Strategic Hotels & Resorts, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 658-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 17, 2011, Strategic Hotels & Resorts, Inc. (the “Company”) and certain of its subsidiaries, including CIMS Limited Partnership (“CIMS”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with DND Hotel JV Private Limited, a Singapore private limited company (“DND”), pursuant to which DND agreed to sell to CIMS and CIMS agreed to acquire from DND, all of DND’s right, title and interest in an entity that owns the hotel commonly known as the InterContinental Chicago Hotel for (i) an aggregate of 10,798,846 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, at an agreed upon issuance price of $6.50 per Share and (ii) $11,760,000 in cash (the “Transaction”). Additionally, as part of the Transaction, DND shall receive its pro-rata share of working capital and certain reimbursements, estimated in the aggregate to be $7,642,510, subject to post-closing adjustment, as set forth in the Purchase and Sale Agreement. The Transaction is expected to close on or before June 30, 2011. The Shares will be issued by the Company to DND on the closing date of the Transaction in accordance with the terms and conditions of the Purchase and Sale Agreement. The issuance of the Shares pursuant to the Purchase and Sale Agreement is made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

The Purchase and Sale Agreement requires that the Company and DND enter into a stock transfer restriction agreement at the closing of the Transaction, pursuant to which the Shares shall be locked up for a period of twelve months, subject to customary carve-outs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 20, 2011

STRATEGIC HOTELS & RESORTS, INC.

By	: /s/ Paula Maggio
	Name:	Paula Maggio
	Title:	Senior Vice President, General
Counsel and Secretary